Exhibit 99.1

          SUREWEST REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

                     Broadband Segment Continues to Improve

    ROSEVILLE, Calif., March 14 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter and year ended December 31, 2006.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO )

Fourth Quarter Highlights

    *Consolidated revenues increased 2% compared to Q4 2005
    *Broadband revenues increased 18% compared to Q4 2005
    *Consolidated expenses increased by $1.1 million compared to Q4 2005, including $0.4 million in external costs associated with the sale of the directory publishing subsidiary and $0.6 million in curtailment costs associated with the freeze of the defined benefit pension plan
    *Broadband segment posted full quarter positive EBITDA for the first time *Product introductions included the roll-out of a 50 Mbps hyper-speed data product on the fiber platform
    *Penetration of high definition TV subscribers topped 11% of total video customers

    "We are excited about a number of things that took place during the fourth quarter, especially our synchronous 50 Mbps Internet product launch -- the fastest residential Internet speed in the country," says Steve Oldham, SureWest's president and chief executive officer. "The continued growth of Broadband revenues is a direct result of the superior, state-of-the-art products we are delivering on our fiber platform, such as the 50 Mbps hyper-speed data product and HDTV over IP. We are looking forward to a continuation of industry-leading product developments in 2007."

    Consolidated Results

    Consolidated revenues increased 2% in both the fourth quarter of 2006 compared to the fourth quarter of 2005 and for the full year. The Telecom segment generated 58% of consolidated revenues even as it continues to experience slight declines in access lines consistent with national trends. This decrease in revenues was offset by the 20% increase in Broadband revenues driven by strong residential and business subscriber growth.

    "During 2006 we completed a restructure of the sales organization and released 20 new or upgraded products," added Oldham. "These efforts were instrumental in focusing the sales organization on growth in Broadband service offerings. 2006 was an important transitional year for the company. We continued to achieve solid results while making the changes necessary to position ourselves for future top-line revenue growth."

    Fourth quarter operating expenses, exclusive of depreciation and amortization, increased by 3% compared to the fourth quarter of 2005 as a result of costs associated with the pension plan freeze and sale of the directory publishing subsidiary. The plan freeze should help set the stage for improved profitability in future years by prompting the development of important new employee compensation plans designed to drive better performance and employee satisfaction. The sale of the directory publishing business allows the Company to focus on the growth of the core network business.

    Full year operating expenses, exclusive of depreciation and amortization, decreased by 2% as a result of continued efforts to reduce costs and improve employee productivity. Ongoing cost control and reduction remains a key part of 2007 tactical plans. These reductions were offset by increased depreciation expense associated with the investment necessary to add new customers.

    Consolidated operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) increased 5% in the fourth quarter of 2006 compared to the fourth quarter of 2005 and 10% for the full year. Fourth quarter and full year net income decreased compared to 2005, due in part to higher interest costs required to finance network expansion.

    Segment Results

    Telecom Segment

    Telecom segment access lines declined by 1% during the quarter, and 3% compared to the fourth quarter of 2005. Year over year, the segment posted increases in business access lines, offset by declines in residential access lines due to wireless substitution and substitution of industry-leading high-speed data products for second home and business lines. Long distance lines increased by 10% over the prior year period and long distance penetration reached 46% at the end of 2006.

    Revenues from the Telecom segment declined in both the fourth quarter and the full year, compared to fourth quarter and full year 2005, as a result of a decrease in access line revenues due to the decline in access lines and the effects of a depreciating rate base.

    Operating expenses, exclusive of depreciation and amortization, declined in 2006 compared to 2005, by almost 12% in the Telecom segment. The declines were attributable to reductions in labor and related costs, reductions in allocated corporate overheads and a reduction in estimated pension expenses. In addition, 2005 expenses included one time costs associated with the early retirement program. Fourth quarter expenses increased by 2% compared to the third quarter of 2006, due in part to expenses associated with the sale of the directory publishing subsidiary.

    The Telecom segment posted strong Operating EBITDA of $82.9 million for the year, over 4% higher than 2005, even with the decline in revenues. For the fourth quarter of 2006, Telecom segment Operating EBITDA was $19.8 million, down 2% compared to the fourth quarter of 2005.

    Telecom segment net income was $8.1 million for the fourth quarter of 2006, an increase of $1.4 million compared to the fourth quarter of 2005 and a decline of $1.0 million on a sequential basis. Net income for 2006 was $34.0 million, an increase of $4.0 million compared to the prior year.

    Broadband Segment

    Total Broadband subscribers passed 57,000 as of the end of the fourth quarter, a 4% increase for the quarter and an increase of almost 16% for the year. Revenue Generating Units (RGUs), which represent individual products or services, increased almost 5% for the quarter and nearly 19% for the year, continuing a steady increase in the average number of products sold per subscriber over prior periods. Video subscribers provided the greatest increase in RGUs with a nearly 6% increase for the quarter and nearly 22% for the year. Total marketable homes in the Broadband segment topped 190,000 and penetration exceeded 27% as of the end of the year.

    Broadband segment revenues for the fourth quarter of $15.7 million represented a sequential increase of nearly 3% and an increase of 18% compared to the fourth quarter of 2005. Full year 2006 revenues increased 20% over 2005 and represent 27% of consolidated revenues, up from 23% in the year earlier period.

    Operating expenses, exclusive of depreciation and amortization, increased by less than 1% in the fourth quarter compared to both the prior year quarter and the sequential quarter. Full year expenses in the Broadband segment increased 8% on a 20% increase in revenues compared to 2005, an early indication that the business is beginning to scale.

    In the fourth quarter of 2006, Broadband generated positive EBITDA for the first full quarter. This compares favorably to negative EBITDA of $0.3 million in the third quarter of 2006 and negative EBITDA of $2.2 million in the fourth quarter of 2005. The fourth quarter net loss of $4.3 million was similar to both the prior year and sequential periods. The Broadband segment full year net loss of $18.6 million includes $22.8 million in depreciation expense and is 20% higher than the 2005 net loss. Depreciation expense increased 39% in 2006 as a result of continuing investment in the segment's fiber network.

    Wireless Segment

    The focus on Wireless segment subscribers continues to shift away from pre-paid plans in favor of contract subscribers. Existing pre-paid subscribers can continue on pre-paid plans but new subscribers are not being added to those plans. During the fourth quarter, contract subscribers increased by 2.2%, to more than 97% of total subscribers; net contract additions in the fourth quarter more than doubled net additions in the previous quarter due to fourth quarter promotions.

    Wireless segment revenues were $8.7 million for the fourth quarter, up 3% compared to the fourth quarter of 2005 and 1% sequentially. Full year 2006 revenues were essentially flat compared to 2005, caused by a slight decline in total subscribers offset by an increase in Average Revenue per User (ARPU) resulting from higher features revenues. Equipment sales were also up, due to an increase in the number of handsets sold.

    Wireless segment operating expenses, exclusive of depreciation and amortization, were 15% higher in the fourth quarter of 2006 than the fourth quarter of 2005, and 8% higher than the third quarter, due to promotions and phone rebates designed to attract new customers and transfer existing customers to long-term contracts. Year over year, expenses were higher in 2006 because holiday promotions were intentionally scaled back in the fourth quarter of 2005. The increase in subscribers is directly correlated to the higher selling expenses in the fourth quarter of 2006.

    Operating EBITDA for the Wireless segment was negative $1.5 million for the fourth quarter of 2006 compared to negative $0.4 million for the fourth quarter of 2005. For the full year 2006, Operating EBITDA was negative $2.9 million compared to negative $1.0 million for 2005. The segment net loss also increased, to $2.9 million in the fourth quarter of 2006 and $9.7 million for the full year.

    Capital Expenditures

    Consolidated capital expenditures totaled $18 million for the fourth quarter of 2006, an 8% reduction over the prior year period, and $55.4 million for the full year, a decrease of 21% compared to 2005. The Company continues to focus its capital expenditures on success-based projects that increase penetration and ARPU on the existing network, and Greenfield projects expected to build out in a reasonable period of time. Capital expenditures in 2007 are expected to be approximately $55 million, consistent with full year 2006 expenditures.

    Conference Call and Webcast

    SureWest Communications will provide details about its results and business strategy on Wednesday, March 14, 2007 at 1:30 p.m. Eastern Time. A simultaneous live Webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the second quarter of 2007. Additionally, a telephone replay of the call will be available through Sunday, March 18, 2007 by dialing 888-286-8010 and entering passcode 83508161.

    About SureWest

    Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com ) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, and PCS wireless services. SureWest's fiber-to-the-premise IP-based network features high-definition video and synchronous Internet speeds of up to 50 Mbps.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets or businesses in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

Contact:  Karlyn Oberg
Director of Investor Relations
916-786-1799
k.oberg@surewest.com

                             SUREWEST COMMUNICATIONS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                           Quarter Ended    Quarter Ended
                                            December 31,    December 31,
                                           ------------------------------         %
                                               2006            2005             Change
                                           -------------    -------------    ------------
Operating revenues:
  Telecom                                  $      31,585    $      33,289              -5%
  Broadband                                       15,664           13,235              18%
  Wireless                                         8,676            8,441               3%
    Total operating revenues                      55,925           54,965               2%

Operating expenses:
  Cost of services and products
    (exclusive of depreciation and
     amortization)                                19,676           18,989               4%
  Customer operations and selling                  9,557            8,763               9%
  General and administrative                       8,222            9,627             -15%
  Depreciation and amortization                   14,973           13,919               8%
    Total operating expenses                      52,428           51,298               2%

Income from operations                             3,497            3,667              -5%

Other income (expense):
  Investment income                                  150              262             -43%
  Interest expense                                (1,776)          (1,592)             12%
  Other, net                                         (94)            (165)            -43%
    Total other income (expense), net             (1,720)          (1,495)             15%

Income before income taxes                         1,777            2,172             -18%

Income tax expense                                   799              744               7%
Net income                                 $         978    $       1,428             -32%

Basic and diluted earnings per share       $        0.06    $        0.10             -40%

Shares of common stock used to
 calculate
  earnings per share:
    Basic                                         14,412           14,554
    Diluted                                       14,505           14,659

                             SUREWEST COMMUNICATIONS
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (amounts in thousands, except per share amounts)

                                             Year Ended      Year Ended
                                            December 31,    December 31,
                                           ------------------------------         %
                                               2006            2005             Change
                                           -------------    -------------    ------------
Operating revenues:
  Telecom                                  $     128,758    $     134,468              -4%
  Broadband                                       59,794           49,915              20%
  Wireless                                        34,193           34,205               0%
    Total operating revenues                     222,745          218,588               2%

Operating expenses:
  Cost of services and products
    (exclusive of depreciation and
     amortization)                                77,123           77,071               0%
  Customer operations and selling                 36,101           34,595               4%
  General and administrative                      33,084           37,222             -11%
  Depreciation and amortization                   59,778           53,770              11%
    Total operating expenses                     206,086          202,658               2%

Income from operations                            16,659           15,930               5%

Other income (expense):
  Investment income                                  504              445              13%
  Interest expense                                (6,882)          (5,675)             21%
  Other, net                                        (613)            (414)             48%
    Total other income (expense), net             (6,991)          (5,644)             24%

Income before income taxes                         9,668           10,286              -6%

Income tax expense                                 3,930            3,908               1%
Net income                                 $       5,738    $       6,378             -10%

Basic and diluted earnings per share       $        0.39    $        0.44             -11%

Shares of common stock used to
 calculate
  earnings per share:
    Basic                                         14,531           14,552
    Diluted                                       14,615           14,631

                             SUREWEST COMMUNICATIONS
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                            December 31,     December 31,
                                               2006             2005
                                           -------------    -------------
ASSETS
  Current assets:
    Cash and cash equivalents              $       6,371    $       7,633
    Short-term investments                           695              617
    Accounts receivable, less
     allowances of $ 5,451 and $ 5,219
      at December 31, 2006 and 2005,
       respectively)                              22,791           23,234
    Inventories                                    5,348            5,626
    Deferred directory costs                       4,888            5,130
    Prepaid expenses                               4,285            3,918
    Deferred income taxes                          7,685           14,502
  Total current assets                            52,063           60,660

  Property, plant and equipment, net             376,421          381,075

  Intangible and other assets:
    Wireless licenses, net                        13,566           13,566
    Goodwill                                       2,171            2,171
    Intangible asset relating to
     pension plans                                    --              456
    Intangible asset relating to
     favorable operating leases, net                 309              393
    Deferred charges and other assets              1,220              708
                                                  17,266           17,294
                                           $     445,750    $     459,029

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term borrowings                  $          --    $      30,000
    Current portion of long-term debt
     and capital lease obligations                 3,642            3,669
    Accounts payable                               3,069            3,634
    Other accrued liabilities                     21,766           20,496
    Current portion of contractual
     shareable earnings obligations                1,707            2,932
    Estimated shareable earnings
     obligations                                      73              293
    Advance billings and deferred
     revenues                                      9,435            9,730
    Accrued income taxes                             345            1,015
    Accrued pension benefits                         215            7,615
    Accrued compensation                           5,301            5,772
  Total current liabilities                       45,553           85,156

  Long-term debt and capital lease
   obligations                                   121,831           85,473
  Long-term contractual shareable
   earnings obligations                            1,891            3,695
  Deferred income taxes                           37,785           40,398
  Other liabilities and deferred
   revenues                                       12,914           12,556

  Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value; 100,000
      shares authorized, 14,465 and
       14,629 shares issued and
      outstanding at December 31, 2006
       and December 31, 2005,
      respectively                               157,926          164,598
    Deferred stock-based compensation                 --           (2,255)
    Accumulated other comprehensive
     loss                                            565           (4,909)
    Retained earnings                             67,285           74,317
  Total shareholders' equity                     225,776          231,751
                                           $     445,750    $     459,029

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)

                                                         Quarter Ended December 31, 2006
                                               ----------------------------------------------------
                                                Telecom       Broadband     Wireless       Consol
                                               ----------    ----------    ----------    ----------
Net income/(loss)                              $    8,115    $   (4,264)   $   (2,873)   $      978

Add back:  Income Taxes                             5,616        (2,861)       (1,956)          799

Less:  Other Income/(Expense)                         (23)       (1,316)         (380)       (1,719)

Add back:  Depreciation & Amortization              6,076         5,923         2,974        14,973

    Operating EBITDA (1)                       $   19,830    $      114    $   (1,475)   $   18,469

                                                         Quarter Ended December 31, 2005
                                               ----------------------------------------------------
                                                Telecom       Broadband     Wireless       Consol
                                               ----------    ----------    ----------    ----------
Net income/(loss)                              $    6,701    $   (3,605)   $   (1,668)   $    1,428

Add back:  Income Taxes                             6,956        (4,300)       (1,912)          744

Less:  Other Income/(Expense)                         (37)       (1,052)         (406)       (1,495)

Add back:  Depreciation & Amortization              6,518         4,605         2,796        13,919

Operating EBITDA (1)                           $   20,212    $   (2,248)   $     (378)   $   17,586

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)

                                                           Year Ended December 31, 2006
                                               ----------------------------------------------------
                                                Telecom       Broadband     Wireless       Consol
                                               ----------    ----------    ----------    ----------
Net income/(loss)                              $   34,022    $  (18,597)   $   (9,687)   $    5,738

Add back:  Income Taxes                            23,496       (12,875)       (6,691)        3,930

Less:  Other Income/(Expense)                        (315)       (5,135)       (1,541)       (6,991)

Add back:  Depreciation &
 Amortization                                      25,041        22,827        11,910        59,778

Operating EBITDA (1)                           $   82,874    $   (3,510)   $   (2,927)   $   76,437

                                                           Year Ended December 31, 2005
                                               ----------------------------------------------------
                                                Telecom       Broadband     Wireless       Consol
                                               ----------    ----------    ----------    ----------
Net income/(loss)                              $   30,033    $  (15,438)   $   (8,217)   $    6,378

Add back:  Income Taxes                            22,951       (12,579)       (6,464)        3,908

Less:  Other Income/(Expense)                        (609)       (3,232)       (1,803)       (5,644)

Add back:  Depreciation &
 Amortization                                      25,428        16,451        11,891        53,770

Operating EBITDA (1)                           $   79,021    $   (8,334)   $     (987)   $   69,700

(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                                   As of and for the quarter ended
                                           ----------------------------------------------
                                            December 31,     December 31,        Pct
                                                2006             2005           Change
                                           -------------    -------------    ------------
LINE SUMMARY
Telecom access lines                             125,195          129,291           -3.2%
Broadband access lines (1)                        21,124           17,729            19.1%
Total SureWest access lines                      146,319          147,020           -0.5%

TELECOM
Access lines                                     125,195          129,291           -3.2%
Voice-grade equivalents (2)                      520,500          432,900            20.2%
Long distance lines                               57,605           52,288            10.2%
Long distance penetration                           46.0%            40.4%           13.8%

BROADBAND
Total subscribers                                 57,498           49,743            15.6%
Revenue-generating units (RGUs) (3)               93,473           78,757            18.7%
  Data RGUs                                       55,095           47,093            17.0%
  Voice RGUs                                      18,721           15,526            20.6%
  Video RGUs                                      19,657           16,138            21.8%
Average revenue per customer               $       76.00    $       73.70             3.1%
Fiber marketable homes                            98,900           88,764            11.4%
Fiber marketable homes penetration (4)              23.5%            22.3%            5.4%
DSL marketable homes (5)                          91,604               na              nm
DSL marketable homes penetration (5)                34.8%              na              nm
Total marketable homes (5)                       190,504               na              nm
Total marketable homes penetration(5)               27.3%              na              nm
Total churn                                          1.1%             1.4%         -21.4%
Business access lines                              2,403            2,203             9.1%
Business voice-grade equivalents (2)             741,900          685,600             8.2%

WIRELESS
Total subscribers                                 52,946           53,858           -1.7%
  Contract subscribers                            51,515           49,539             4.0%
POPs                                           3,587,000        3,532,000             1.6%
POPs covered                                   2,801,000        2,759,000             1.5%
Net contract additions                             1,126              165           582.4%
Net non-contract additions                          -573             -125         -358.4%
Contract churn (6)                                  3.28%            3.15%            4.1%
ARPU                                       $       51.28    $       47.60             7.7%

(1) The sum of Broadband Business access lines and Fiber voice RGUs.
(2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.
(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.
(4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 382 and 257 Small-Medium Enterprise customers in 2006 and 2005, respectively, which are not included in the penetration rate.
(5) na indicates information is not available; nm indicates information is not measurable
(6) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers). The methodology used to calculate contract churn was revised in 2006. Accordingly, the contract churn for the quarter ended December 31, 2005 has been restated to conform to the current methodology.

SOURCE  SureWest Communications
    -0-                             03/14/2007
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.surewest.com /
    (SURW)